Exhibit 99.1

T2 Biosystems Announces Preliminary First Quarter 2020 Financial Results

Suspends 2020 Financial Guidance

LEXINGTON, Mass., March 24, 2020 (GLOBE NEWSWIRE)—T2 Biosystems, Inc. (NASDAQ:TTOO), a leader in the rapid detection of sepsis-causing pathogens, today announced unaudited, preliminary financial result estimates for the quarter ended March 31, 2020, and suspended full year 2020 financial and operational guidance due to uncertainties from the impact of the novel coronavirus (COVID-19) pandemic.

The Company continues to leverage its technology and scientific expertise to aid in the COVID-19 response while prioritizing the health and safety of its employees and customers. T2 Biosystems recently announced a licensing agreement to support development of a rapid COVID-19 test, developed by the Center of Discovery and Innovation (CDI) at Hackensack Meridian Health, enabling a larger role in the pandemic response.

The licensed coronavirus assay has been used by healthcare professionals within the Hackensack Meridian Health network, under the U.S. Food and Drug Administration’s Emergency Use Authorization guidance, to test and treat patients suspected of having coronavirus. T2 Biosystems intends to adapt the newly licensed COVID-19 test to run on its T2Dx® Instrument, the same instrument used for the FDA-cleared T2Bacteria® and T2Candida® Panels, allowing the detection of both coronavirus and associated secondary bacterial or fungal infections that may lead to sepsis.

Preliminary Unaudited First Quarter Financial Results

•	Estimated first quarter 2020 total revenue is expected to be in the range of $2.2 million to $2.6 million, compared to $1.8 million in total revenue the first quarter of 2019.
o	Estimated first quarter product revenue is expected to be in the range of $0.9 million to $1.1 million, compared to product revenue of $1.3 million in the prior year period.
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Estimated first quarter research and grant contribution revenues are expected to be in the range of $1.3 million to $1.5 million, compared to research and grant contribution revenue of $0.5 million in the prior year period.

•	Cash and cash equivalents as of March 31, 2020 are expected to be approximately $30.0 million.

“As a result of impacts from the COVID-19 pandemic, we recently began to experience disruption to our commercial operations. We are unsure of the magnitude or duration of these impacts in 2020, and we are making the necessary adjustments to minimize impact to our business,” said President and Chief Executive Officer, John Sperzel. “With the newly-licensed coronavirus test being adapted to the T2Dx Instrument, we are working to provide a comprehensive offering to enable the detection and early targeted treatment of COVID-19 patients and the related co-infections and secondary infections that cause sepsis. With our proprietary technology and its detection capability, we believe we are well positioned to address an urgent healthcare need for rapid diagnostic testing.”

2020 Financial Outlook

Due to uncertainties related to the on-going COVID-19 pandemic, the Company has suspended financial and operational guidance for 2020.

The Company expects to provide complete first quarter 2020 financial results in early May.

About T2 Biosystems

T2 Biosystems, a leader in the rapid detection of sepsis-causing pathogens, is dedicated to improving patient care and reducing the cost of care by helping clinicians effectively treat patients faster than ever before. T2 Biosystems’ products include the T2Dx® Instrument, T2Candida® Panel, the T2Bacteria® Panel, and the T2ResistanceTM Panel and are powered by the proprietary T2 Magnetic Resonance (T2MR®) technology. T2 Biosystems has an active pipeline of future products, including products for the detection of additional species and antibiotic resistance markers of sepsis pathogens, and tests for Lyme disease.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our revenue results and cash balance, the adaptation of the COVID-19 test on the Company’s T2Dx® Instrument, additional patients, timing of testing patients, anticipated product benefits, strategic priorities, product expansion or opportunities, growth expectations or targets, timing of FDA filings or clearances and anticipated operating expenses, as well as statements that include the words “expect,” “intend,” “plan”, “believe”, “project”, “forecast”, “estimate,” “may,” “should,” “anticipate,” and similar statements of a future or forward looking nature. The preliminary, estimated financial results for the first quarter contained in this document are subject to the completion of management’s and the audit committee’s final reviews and our other financial closing procedures and are therefore subject to change. Furthermore, statements contained in this document relating to the recent global outbreak of the novel coronavirus disease (COVID-19), the impact of which remains inherently uncertain on our financial results, are forward-looking statements.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, (i) any inability to (a) realize anticipated benefits from commitments, contracts or products; (b) successfully execute strategic priorities; (c) bring products to market; (d) expand product usage or adoption; (e) obtain customer testimonials; (f) accurately predict growth assumptions; (g)

realize anticipated revenues; (h) incur expected levels of operating expenses; or (i) increase the number of high-risk patients at customer facilities; (ii) failure of early data to predict eventual outcomes; (iii) failure to make or obtain anticipated FDA filings or clearances within expected time frames or at all; or (iv) the factors discussed under Item 1A. “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the U.S. Securities and Exchange Commission, or SEC, on March 16, 2020, and other filings the company makes with the SEC from time to time. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the company may elect to update such forward-looking statements at some point in the future, unless required by law, it disclaims any obligation to do so, even if subsequent events cause its views to change. Thus, no one should assume that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date of this press release.

Media Contact:

Gina Kent, Vault Communications

gkent@vaultcommunications.com

610-455-2763

Investor Contact:

Philip Trip Taylor, Gilmartin Group

philip@gilmartinIR.com

415-937-5406